Exhibit 5.1

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California  94303-2214

www.dlapiper.com

T   650.833.2000

F   650.833.2001

March 10, 2016

TubeMogul, Inc.

1250 53rd Street, Suite 2
Emeryville, CA 94608

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to TubeMogul, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of up to: (i) 706,873 shares of the Company’s Common Stock, $0.001 par value (the “ESPP Shares”), which may be issued pursuant to awards granted under the Company’s 2014 Employee Stock Purchase Plan (the “ESPP”); and (ii) 1,767,183 shares of the Company’s Common Stock, $0.001 par value (the “2014 Shares” and, together with the ESPP Shares, the “Shares”), which may be issued pursuant to awards granted under the Company’s 2014 Equity Incentive Plan (the “2014 Plan” and, together with the ESPP, the “Plans”).

As the basis for our opinions, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Plans and the related form documents; (c) the Company’s Certificate of Incorporation, as amended, included as Exhibit 4.1 to the Registration Statement; (d) the Company’s Bylaws, as amended, included as Exhibit 4.2 to the Registration Statement; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), all as reported in standard, unofficial compilations as we have deemed necessary or advisable for the purposes of this opinion (the “Applicable Laws”). We have also relied upon certificates of public officials and the Company’s officers. We have not independently verified any factual matter relating to this opinion.

We express no opinion other than as to the Applicable Laws. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.  We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

On the basis of the foregoing, we are of the opinion that the Shares are duly authorized shares of the Company’s Common Stock, $0.001 par value, and, when issued against receipt of the consideration therefor and in accordance with the provisions of the respective Plans, will be validly issued, fully paid and nonassessable.

March 10, 2016

We consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever it appears in the Registration Statement.  In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)